EXHIBIT 10.12

A Binding Agreement

Mogul Energy Ltd. (“Mogul”), a company incorporated and existing under the laws of the Province of British Columbia-Canada and TransPacific Petroleum Corp. (“TransPacific”), a company incorporated and existing under the laws of the Province of British Columbia-Canada, hereby acknowledge and agree to the following:

1.  TransPacific was instrumental in arranging an Option by Mogul to acquire the rights to Avir Enterprises Ltd.’s Saskatchewan P&NG Lease PN 46794, designated as “Walpole Prospect” and described as:

Lease Date: June 06, 2000 Effective Date: April 01, 2001    Term: 5 years
Land Description: W ½ Sec.2, SE ¼ Sec.11, W ½ Sec.12 Township 11 Range 32 WIM.

2.  Mogul shall exercise, within 60 days from Avir’s acceptance date of the attached Option Agreement, its option to pay Avir a lump sum of $25,000 (twenty five thousand Canadian dollars) to acquire its entire rights to Saskatchewan P&NG Lease PN 46794.

3.  Based on TransPacific’s evaluation, the partners will acquire additional crown and free- hold land in the general area whereby, Mogul will pay all costs of lands and seismic acquisition and will have 75% (seventy five percent) interest wheras, TransPacific will be assigned 25% (twenty five percent) interest and carried at no cost, other than the value of its technical evaluation and seismic interpretation of the project.

4.  Mogul is committed to drill, test, complete, equip or abandon an exploratory well to penetrate all potential oil and gas intervals down to approximately 2,000 meters or the Basement, whichever comes first, in a location designated as Walpole 5-2-11-32 W1M for an estimated budget of approximately $500,000 for a dry hole and $700,000 for a successful, completed and equipped well, to earn 75% and TransPacific will earn 25% interest in the prospect.

5.  In consideration of TransPacific’s efforts and past expenses incurred to develop this project, secure the option agreement with Avir and its technical contribution to the project, its 25% share of the costs to drill, complete, test, equip or abandon such well will be borne entirely by Mogul, and will not be subject to cost recovery.

6.  TransPacific will be the Operator of the project and all operating expenses to explore, produce, process and sell the oil as well as its Vancouver office and field base expenses will be charged to the project, commencing with the production and sale of petroleum or natural gas and as long as the project continues the production and TransPacific does not dispose of its interest in the property to a third party.

7.  TransPacific will be represented by one member of a four member Operating Committee whereby, under no circumstances, any actions concerning the running of operations, any expenditures, dilution, divesture of interests or acquisition will be valid or legal without the unanimous approval of the Operating Committee members.

8.  Upon the completion and equipping or abandonment of the Walpole exploratory well, the acquisition of the crown and freehold lands and seismic, TransPacific and Mogul will each be responsible for any further investments in accordance with their respective share.

9.  The rights and obligations of the Parties to this agreement shall be governed and construed according with the laws of the provinces of British Columbia, Alberta and Saskatchewan and in accordance with the CAPL (Canadian Association of Petroleum Landmen) Model Agreement.

10.  All disputes between TransPacific and Mogul will be resolved and arbitrated under the rules of the Province of Alberta-Canada by three arbitrators, one arbitrator to be selected by each party and the two arbitrators should agree on the third one, unless the parties mutually agree to a single arbitrator..

11.  This Agreement shall ensure to the benefit of, and binding on the Parties hereto, and respective successors and permitted assigns, and upon their heirs, executors, administrators and assigns of persons how are, or become, Parties hereto.

Accepted and Agreed to this on the 14th day of April, 2005

/s/ Sophia Khan
Ms. Sophia Khan - President, Mogul Energy Ltd.

/s/ Ghareeb M. Awad
Dr. Ghareeb M. Awad - President, TransPacific Petroleum Corp.